As filed with the Securities and Exchange Commission on August 31, 2021

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Greenlane Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5099 (Primary Standard Industrial Classification Code Number)	83-0806637 (I.R.S. Employer Identification Number)

1095 Broken Sound Parkway, Suite 300
Boca Raton, FL 33487
(877) 292-7660

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Aaron LoCascio
Chief Executive Officer
Greenlane Holdings, Inc.
1095 Broken Sound Parkway, Suite 300
Boca Raton, FL 33487
(877) 292-7660

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Justin R. Salon David P. Slotkin John Hensley Morrison & Foerster LLP 2100 L Street, NW Suite 900 Washington, D.C. 20037 Tel: (202) 887-1500	Jennifer W. Cheng Marc D. Hauser Wendy Grasso Reed Smith LLP 599 Lexington Avenue New York, NY 10022-7650 Tel: (212) 521-5400	Nicholas Kovacevich Chairman and Chief Executive Officer KushCo Holdings, Inc. 6261 Katella Avenue, Suite 250 Cypress, CA 90630 Tel: (714) 243-4311

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the mergers described in the enclosed joint proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☒

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)   ☐

Exchange Act Rule 14d-1(d) (Cross-Border Issuer Third Party Tender Offer)   ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, $0.01 par value per share	9,758,491 shares	N/A	$6,362,536.13	$694.15

(1) Represents the maximum number of additional shares of Greenlane Holdings, Inc.’s (“Greenlane”) Class A common stock, $0.01 par value per share (“Greenlane Class A common stock”), to be issued in connection with the transactions contemplated by the Merger Agreement described herein. Greenlane previously registered 51,454,940 shares pursuant to the registration statement on Form S-4 (File No. 333-256582) (the “Prior Registration Statement”), which was declared effective on July 2, 2021. The number of shares of Greenlane Class A common stock to be issued in the Mergers is based on the sum of (i) 161,421,931 shares of common stock of KushCo Holdings, Inc. (“KushCo”), $0.001 par value per share (“KushCo common stock”), which reflects the estimated maximum number of shares of KushCo common stock that may be cancelled and exchanged in the Mergers described herein (which number includes 1,930,752 outstanding KushCo restricted stock units which will become fully vested in connection with the terms of the Merger Agreement); (ii) 10,106,519 shares of KushCo common stock issuable upon exercise of options which will be converted into options to purchase Greenlane Class A common stock in accordance with the terms of the Merger Agreement; and (iii) 31,433,854 shares of KushCo common stock issuable upon exercise of warrants, which will be converted into Greenlane warrants in accordance with the terms of the Merger Agreement); multiplied by the final exchange ratio of 0.3016 shares of Greenlane Class A common stock for each share of KushCo common stock. Greenlane is registering the number of shares of Class A common stock obtained pursuant to the formula set forth in the foregoing sentence and subtracting the 51,454,940 shares registered on the Prior Registration Statement.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act, and calculated pursuant to Rules 457(f)(1) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the Greenlane Class A common stock was calculated based upon the market value of KushCo common stock (the securities to be exchanged in the Mergers) in accordance with Rule 457(c) under the Securities Act, calculated based on $0.652, the last reported price per share of KushCo common stock on August 27, 2021, as quoted on the OTCQX

This registration statement will become effective automatically upon filing with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act of 1933, as amended.

EXPLANATORY NOTE

This Registration Statement on Form S-4 (this “Registration Statement”) is being filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the sole purpose of registering additional shares of Class A common stock, $0.01 par value per share, of Greenlane Holdings, Inc. (“Greenlane”). The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Registration Statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 28, 2021, as amended (File No. 333-256582), which was declared effective by the Commission on July 2, 2021 (the “Prior Registration Statement”). In connection with the registration of additional shares of Class A common stock, Greenlane is paying an additional registration fee of $694.15.

The information set forth in the Prior Registration Statement, including the exhibits and power of attorney thereto, are hereby incorporated by reference in this filing.

EXHIBIT INDEX

Exhibit Index	Description of Document
5.1	Opinion of Morrison & Foerster LLP.
8.1	Opinion of Reed Smith LLP.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Marcum LLP
23.3	Consent of Morrison & Foerster LLP (included in exhibit 5.1)
23.4	Consent of Reed Smith LLP (included in exhibit 8.1)
24.1*	Power of Attorney

* Previously filed with the Registrant’s Prior Registration Statement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on August 31, 2021.

Greenlane Holdings, Inc.

By:
/s/ Aaron LoCascio
Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Aaron LoCascio Aaron LoCascio	Chief Executive Officer (Principal Executive Officer)	August 31, 2021

* William Mote	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 31, 2021

* Adam Schoenfeld	Chief Strategy Officer and Director	August 31, 2021

* Neil Closner	Director	August 31, 2021

* Richard Taney	Director	August 31, 2021

* Jeff Uttz	Director	August 31, 2021

*By: /s/ Aaron LoCascio

Aaron LoCascio

Attorney-in-fact